Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES E 12% CONVERTIBLE PREFERRED STOCK AND

SERIES F CONVERTIBLE PREFERRED STOCK

OF SOCKET MOBILE, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

The undersigned, David Dunlap, does hereby certify that:

1. The undersigned is the duly elected and acting Chief Financial Officer and Vice President, Finance and Administration of Socket Mobile, Inc., a Delaware corporation (the "Corporation").

2. Pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Certificate of Incorporation of the Corporation, as amended, on April 23, 2008, the Board adopted the following resolutions:

"WHEREAS, none of the authorized shares of Series E 12% Convertible Preferred Stock, par value $0.001 per share, of the Corporation ("Series E Preferred Stock"), are outstanding, and none of the shares of Series E Preferred Stock will be issued subject to that certain Certificate to Set Forth Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series E 12% Convertible Preferred Stock, $.001 Par Value Per Share filed with the Secretary of State of the State of Delaware on October 3, 2002 (the "Certificate of Designation of Series E Preferred Stock").

WHEREAS, none of the authorized shares of Series F Convertible Preferred Stock, par value $0.001 per share, of the Corporation ("Series F Preferred Stock"), are outstanding, and none of the shares of Series F Preferred Stock will be issued subject to that certain Certificate to Set Forth Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series F Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on March 21, 2003 (the "Certificate of Designation of Series F Preferred Stock")

NOW, THEREFORE, BE IT RESOLVED: That the Corporation be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Certificate of Incorporation of the Corporation all matters set forth in the Certificate of Designation of Series E Preferred Stock with respect to the Series E Preferred Stock and in the Certificate of Designation of Series F Preferred Stock with respect to the Series F Preferred Stock.

RESOLVED FURTHER: That the proper officers of the Corporation are authorized and directed, for and on behalf of the Corporation and in its name, to execute and file a certificate of elimination relating to the Series E Preferred Stock and Series F Preferred Stock, and to take such further actions as he may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the General Corporation Law of the State of Delaware."

3. Accordingly, all matters set forth in the Certificate of Designation of Series E Preferred Stock with respect to the Series E Preferred Stock and the Certificate of Designation of Series F Preferred Stock with respect to the Series F Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

The undersigned declares under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of his own knowledge.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 23rd day of April 2008.

By: /s/	David W. Dunlap
David W. Dunlap Chief Financial Officer and Vice President, Finance and Administration